Exhibit 10.2

CONTRACTOR CONSULTING AGREEMENT

THIS AGREEMENT has been entered into this day between Ecoark Holdings, Inc., a Nevada Corporation, (“Company”) and Absolute Integrity PLLC, an Arkansas Professional Limited Liability Company and its Principal/Member Jay Oliphant (“Contractor”), each a “Party” and together the “Parties”, for and in consideration of the mutual covenants and agreements herein set forth:

1. Contractor agrees to provide certain services for Company for the period beginning May 16, 2019 and ending November 15, 2019 (“Term”) as described in detail in Schedule 1 attached hereto (“Services”).

2. In exchange for providing Services, Company shall pay Contractor the sum of $36,600.00 USD, to be paid in six (6) monthly installments of $6,100.00 per month on the 15th day of each month of the Term. The Parties agree and acknowledge that Contractor is not an employee of Company and will be paid as an independent contractor pursuant to all applicable IRS rules and guidelines.

3. Contractor shall be solely responsible for any and all business-related expenses incurred in the performance of this agreement, including any fees of professional licensure that may be required in order to perform the Services, if any.

4. Representations and Warranties by Contractor:

a.	Contractor covenants and agrees to perform the Services to the best of its ability using accepted professional standards.

b.	Contractor has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of the obligations in this Agreement.

c.	Contractor’s entering into this Agreement with the Company and its performance of its obligations do not and will not conflict with or result in any breach or default under any other agreement to which they are subject.

d.	Contractor has the required skill, experience and qualifications to perform Services in connection with this Agreement, and it shall perform the services in connection with this Agreement in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and it shall use best efforts to ensure that the Services in connection with this Agreement are performed in a timely and reliable manner.

5. Contractor may perform the Services at a location of Contractor’s choosing in Contractor’s sole discretion.

6. Representations and Warranties by Company. The Company hereby represents and warrants to Contractor that all Services to be provided by Contractor are lawful. Further, the Company represents and warrants to Contractor that, as of the date of this Agreement:

a.	Organization and Corporation Power. The Company is a C-corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada; and has all required corporate power and authority to own its property and to carry on its business as now being conducted, to enter into this Agreement and to carry out the transactions contemplated hereby.

b.	Authorization. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate any provision of any charter, articles of incorporation, by-law, mortgage, lien, lease, agreement, contract, instrument, order, judgment, or decree to which the Company is a party, or by which it is bound, and will not violate any other restriction of any other kind or character of which Company is subject. The execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

c.	The Company warrants that it will provide Contractor with accurate financial, corporate, and other data required by Contractor and necessary for full disclosure of all facts relevant to any efforts required of Contractor under this Agreement. Such information shall be furnished promptly upon request. If the Company fails to provide such information, or if any information provided by the Company to Contractor shall be false or misleading, or if the Company omits or fails to provide or withholds relevant material information to Contractor , then, in such event, any and all fees paid hereunder will be retained by Contractor as liquidated damages and this Agreement shall be null and void and Contractor shall have no further obligation hereunder. Further, by execution of this Agreement, the Company hereby indemnifies Contractor from any and all costs for expenses or damages incurred, and it holds Contractor harmless from any and all claims and/or actions that may arise out of providing false or misleading information or by omitting relevant information in connection with the efforts required of Contractor under this Agreement.

7. Indemnification.

a.	Company shall indemnify, defend (at the Contractor’s request) and hold the Contractor harmless from and against any and all damages, losses, costs, fines, penalties, liabilities, claims, investigations, administrative proceedings, enforcements actions, and expenses (including, without limitation, reasonable attorneys’ fees and costs) (“Liabilities”) arising out of Contractor’s services provided hereunder, including, but not limited to, Liabilities incurred by the Contactor from third-party claims due to or arising out of: (i) a breach by Company of this Agreement or any of Company’s agreements, covenants, representations or warranties contained in this Agreement, and (ii) the negligence, willful misconduct or fraudulent acts of Company.

b.	If Company has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which Contractor may request indemnity under this provision, Company will give Contractor prompt written notice thereof. Company shall be entitled to assume the defense of any such proceeding and the Contractor will use all reasonable efforts to cooperate with such defense

8. Independent Contractor. This Agreement shall not render the Contractor an employee, partner, agent of, or joint venture participant with the Company for any purpose. The Contractor is and will remain an independent contractor in its relationship to the Company. The Company shall not be responsible for withholding taxes with respect to the Contractor’s compensation hereunder. The Contractor shall have no claim against the Company under this Agreement for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

9. This Agreement will terminate upon the earlier to occur of any of the following events: (a) expiration of the Term of this Agreement; (b) death or disability of Contractor’s Principal, where such disability prevents Contractor from substantially performing Contractor’s duties hereunder; (c) at any time for any or no reason whatsoever by either Party upon giving the other party thirty (30) calendar days’ prior written notice and acceptance by the other Party; and (d) upon written notice to the other Party upon the occurrence of any one or more of the following events (“Cause”): (i) the other Party breaches any provision of this Agreement and fails to remedy such breach within ten (10) days after receipt of written notice of such breach; (ii) Contractor’s intentional or repeated dereliction of Contractor’s duties to the Company; (iv) gross negligence or willful misconduct of either Party to this Agreement; or (v) the commission of any act of fraud or dishonesty by the Company against the Company’s shareholders, customers or suppliers.

10. This agreement is drawn to be effective in and shall be construed in accordance with the laws of the State of Arkansas. No amendment or variation of the terms of this agreement shall be valid unless made in writing and signed by the Contractor and duly authorized representative of the Company.

11. Entire Understanding. This document and any exhibit attached constitute the entire understanding and agreement of the Parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

12. Unenforceability of Provisions. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

13. Waivers. No failure or delay by either the Company or Contractor in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by either the Company or Contractor of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

WITNESS the hands and seals of the parties this 15th day of May, 2019.

ECOARK HOLDINGS, INC.:

By:	/s/ Randy May

Its:	Chief Financial Officer

ABSOLUTE INTEGRITY, PLLC:

By:	/s/ Jay Oliphant

Its:	Principal/Member

Schedule I – Services

Services to include assisting with financial and SEC reporting, transition to a newly-hired financial executive, assisting with matters worked on as an employee and officer, cooperating with any investigation, administrative proceeding or litigation relating to any matter in which Contractor was involved or had knowledge of, accounting or system-related tasks similar to those performed while an employee.